                                                                Exhibit 10(i).14

                        TRANSPORTATION SERVICE AGREEMENT
                      ON TRANSPORTER'S DISTRIBUTION SYSTEM
                        (APPLICABLE TO NEBRASKA CUSTOMERS
                    WITH USAGE OF 500 THERMS PER DAY OR MORE)

     This Transportation Service Agreement ("Agreement") is made and entered into between Kinder Morgan, Inc. ("Transporter") and NEDAK, LLC ("Customer").
Transporter and Customer collectively may be referred to herein as the
"Parties", or individually as a "Party."

     In consideration of the premises and of the mutual covenants herein contained, the Parties do covenant and agree as follows:

ARTICLE I - SCOPE OF AGREEMENT

     Subject to the terms, conditions and limitations hereof and of any specific terms and conditions incorporated herein by reference, Transporter agrees to receive, transport and deliver thermally equivalent volumes of Gas, adjusted for the Retention Quantity, up to the Maximum Daily Delivery Quantity (MDDQ).

ARTICLE II - TERM OF AGREEMENT

     This Agreement shall become effective and continue in effect as set forth in Article VI hereof.

ARTICLE III - RATES, BILLING AND PAYMENT

     Customer shall pay Transporter for all services rendered hereunder at rates stated in this Agreement, as follows:

Monthly Administrative Fee:         $200.00 per Delivery Point

Monthly Customer Charge:            $6.00 per month

Monthly Transportation Charge:      Shall be as defined herein. See separate
                                    negotiated rate Agreement.

Additional Charges:                 Transporter may add to the Customer's bill
                                    any Additional Charges, as defined herein,
                                    applicable to the Customer.

     Customer shall make any payment due Transporter hereunder within fifteen
(15) days after receipt of invoice, or interest at the rate of the then prime rate of interest, per annum, charged by the Wells Fargo Bank of Colorado, or such lesser rate of interest required by applicable law, shall accrue and be paid on any late payments. In the event of suit or other action to recover money due under this Agreement, Transporter shall be entitled to recover its reasonable costs of collection, including attorneys' fees, as permitted by law.

ARTICLE IV - UNAUTHORIZED OVERRUN CHARGES

     When not authorized by Transporter prior to the start of the Gas Day,
Customer shall pay an incremental overrun charge of $0.60 (Sixty Cents) for each
Therm delivered by Transporter during a Gas Day in excess of the Customer's
MDDQ. Authorization shall be deemed given by Transporter if Transporter confirms
Customer's nomination that is in excess of the MDDQ.

ARTICLE V - RECEIPT POINT AND DELIVERY POINT

     Gas to be received by Transporter for the account of Customer hereunder shall be received at the Receipt Point as set forth on Appendix A, attached hereto and made a part hereof.

     Gas to be delivered by Transporter for the account of Customer hereunder shall be delivered on the outlet side of the gas regulator station at the
Delivery Point serving Customer's Ethanol Plant near Atkinson, Nebraska as set forth on Appendix A, attached hereto and made a part hereof. For contractual purposes hereunder, the Gas volumes delivered by Transporter to Customer at the
Delivery Point shall be deemed to be equal to the Gas volumes as measured at the
Receipt Point.

     Additional information concerning the Receipt Point, Delivery Point, and
Quantities are set forth on Appendix A to this Agreement.

ARTICLE VI - SPECIFIC INFORMATION

Agreement/Contract Number:  To be determined

Agreement Date:  June 15, 2006

Term: The period commencing as of the first day of the month in which the initial delivery of gas is made to Customer's Ethanol Plant near Atkinson,
Nebraska and continuing for a period of ten (10) years thereafter (Primary
Term). At the end of the Primary Term, this Agreement shall then continue automatically in full force and effect on a year-to-year basis unless and until terminated by either party upon sixty (60) days advance written notice of termination. Notwithstanding anything in this Agreement to the contrary, this
Agreement shall automatically terminate in the event: either (a) Customer fails to pay KMI the required amount of the Facility Payment as required by the
Facility Agreement or (b) the KMI Facilities to be constructed by KMI in accordance with the Facility Agreement are completed, but initial delivery of gas to Customer's Ethanol Plant has not occurred on or before December 31, 2007.
Further, KMI may terminate this Agreement at any time upon sixty (60) days written notice to Customer if Customer permanently discontinues operation of its
Ethanol Plant and related facilities. Additionally, this Agreement may be terminated by KMI or Customer as provided for in the Facility Agreement or as otherwise provided for herein.

Notices shall be as follows:

Transporter:      Mailing Address:                   Street Address:
                  Kinder Morgan, Inc.                Kinder Morgan, Inc.
                  P.O. Box 281304                    370 Van Gordon Street
                  Lakewood, Colorado 80228-8304      Lakewood, Colorado 80228-1506
                  Telephone: (303) 989-1740
                  Fax number: (303) 763-3114

                  Scheduling:                        Payment Address:

                  Transportation Administration      Kinder Morgan, Inc.
                  (303) 763-3439                     P.O. Box 70605
                  Fax Number: (303) 763-3114         Chicago, IL 60673-0605

Customer:         Mailing Address:                   Street Address:
                  NEDAK Ethanol LLC
                  Attn: Jeff Leiswell                87590 Hillcrest Road
                  PO Box                             Atkinson, NE 68713
                  Atkinson, NE 68713

                  Mailing Address For Scheduling, Notices and Billing If
                  Different Than Above:  (Same as above)

                  Send to the attention of:
                  NEDAK Ethanol LLC
                  Telephone: 402-925-5570
                  Fax number:
                  Contact Name: Jeff Leiswell

Retention Quantity: The Retention Quantity percentage to be charged Customer for service under this Agreement shall be deemed to be one half of one percent
(0.5%) of total volumes received at the Receipt Point.

ARTICLE VII - STANDARD TERMS AND CONDITIONS OF SERVICE

     Appendix B to this Agreement contains Standard Terms and Conditions of
Service, which terms and conditions are incorporated herein by reference.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their duly authorized representative.

Transporter:                           Customer:

Kinder Morgan, Inc.                    NEDAK, LLC

    /s/ Scott Emerson                       /s/ Jeff Lieswald
---------------------------            ---------------------------
Scott Emerson                          Name:   Jeff Lieswald
Director of Transportation Services    Title:  Board Member
Kinder Morgan, Inc.

                                   APPENDIX A

                  RECEIPT POINT, DELIVERY POINT, AND QUANTITIES

     To the Transportation Service Agreement between Kinder Morgan, Inc.
("Transporter") and NEDAK, LLC ("Customer").

Agreement/Contract Number:  To be determined

Agreement Date: June 15, 2006

Receipt Point: The physically measured interconnection point between Transporter and the Upstream Pipeline that is upstream of the Delivery Point, such identifying number to be determined.

Delivery Point: The outlet side of transporter's gas meter station serving
Customer's Ethanol Plant near Atkinson, Nebraska at the interconnection point between Transporter's facilities and Customer's facilities, such identifying number to be determined.

Maximum Daily Delivery Quantity (MDDQ): Shall be 37,200 therms per day, at reasonably uniform rates of flow, during the Primary Term hereof. After the
Primary Term, the MDDQ shall be the lesser of 1) the total burner tip capability
(calculated on a daily basis) of Customer's equipment located at Customer's
Ethanol Facility near Atkinson, Nebraska or 2) 37,200 therms per day. For the purposes of this Agreement Burner tip capability shall be determined by referring to the manufacturer's name plate designation on each piece of equipment.

Effective Date: Shall be the first day of the month in which the initial delivery of gas is made to Customer's Ethanol Plant near Atkinson, Nebraska

                                   APPENDIX B

                 STANDARD TERMS AND CONDITIONS FOR SERVICE UNDER
                        TRANSPORTATION SERVICE AGREEMENT
         ON TRANSPORTER'S NEBRASKA GAS DISTRIBUTION SYSTEM ("Agreement")

1.   TRANSPORTATION SERVICE

     Transporter will make Transportation Service available on Transporter's gas distribution system to Nebraska commercial and industrial customers with average daily Gas usage of at least 500 Therms per Day, as defined herein, who execute an Agreement with Transporter. By executing an Agreement, Customer agrees to abide by, and shall be obligated to comply with these Standard Terms and
Conditions. Average daily gas usage for year-round customers shall be the average daily usage over the prior calendar year. Average daily usage for seasonal customers shall be the average daily usage over the most recent season of Gas usage by the customer.

     Customer understands and acknowledges that in order for Transporter to provide Transportation Service to Customer's Ethanol Plant near Atkinson,
Nebraska it will be necessary for Transporter to construct and place into service certain pipeline facilities ("KMI Facilities") as more particularly described in the Facility Agreement, dated June 15, 2006, entered into between
Transporter and Customer ("Facility Agreement").

2.   DEFINITIONS

     As used in the Agreement, including Appendices thereto:

     a. The term "Additional Charges" means any sales, excise, franchise or other tax, applicable to Customer, if any, unauthorized overrun fees,
     Critical Flow Day fees, and any other fee or charge or payment authorized by the Agreement, the Negotiated Rate Agreement or the Facility Agreement.

     b. The term "Administrative Fee" means a portion of the amount to be paid
     Monthly by the Customer for Transportation Service which is a fixed amount, without regard to the transportation quantities. The term "Administrative
     Fee" does not include "Additional Charges".

     c. The term "Agreement" means this Transportation Service Agreement between
     Kinder Morgan, Inc. and NEDAK, LLC.

     d. The term "Btu" means one British thermal unit, i.e., the amount of heat required to raise the temperature of one (1) pound of water from sixty (60)
     degrees Fahrenheit to sixty-one (61) degrees Fahrenheit.

     e. The term "Capacity" means the maximum Gas volume which any particular segment of Transporter's system is capable of carrying under current operating conditions.

     f. The term "Choice Gas Program" means the retail unbundling program offered by Transporter in the State of Nebraska under that name.

     g. The term "Critical Flow Day" shall mean that Day or Days for which
     Transporter has posted on its website that Customer's confirmed Receipt
     Point nominations, less Retention Quantity, must equal actual gas deliveries as measured at the Delivery Point. Such posting shall be made when Transporter determines, in the reasonable exercise of its discretion, that such action is necessary to maintain compliance with Upstream Pipeline directives, avoid threat to Transporter's pipeline system integrity, or otherwise.

     h. The term "Cubic Foot of Gas" means the amount of gas necessary to fill one cubic foot of space at sixty (60) degrees Fahrenheit and under an absolute pressure of 14.73 pounds per square inch.

     i. The term "Curtailment" means a partial or total reduction of the quantities of Gas which Transporter would otherwise receive, transport, or deliver to the Customer under this Agreement, whether due to capacity constraint, construction, maintenance, Force Majeure, or any other cause whatsoever.

     j. The term "Customer" means NEDAK, LLC. The Customer may be represented by a duly authorized agent.

     k. The term "Customer Charge" means a portion of the amount to be paid
     Monthly by the Customer for Transportation Service which is a fixed amount, without regard to the transportation quantities.

     l. The term "Day" or "Daily" means a period of twenty-four (24) consecutive hours, beginning at 9:00 a.m. Central Clock Time, and ending 9:00 a.m.
     Central Clock Time on the following day. The reference date for any Day or
     Gas Day shall be the calendar date upon which said 24 hour period commences.

     m. The term "Delivery Point" means the outlet side of the gas meter station serving Customer's Ethanol Plant near Atkinson, Nebraska at the location where Transporter's Gas facilities are interconnected with the Customer's facilities and where the Customer and Transporter have agreed that Gas will be delivered by Transporter to the Customer. For contractual purposes hereunder, the Gas volumes delivered by Transporter to Customer at the
     Delivery Point shall be deemed to be equal to the Gas volumes as measured at the Receipt Point.

     n. The term "Negotiated Rate Agreement" means that Negotiated Rate
     Agreement for Distribution Transportation Service, dated June 15, 2006, entered into between Transporter and Customer.

     o. The term "Force Majeure" means any act of God, strike, walkout, or other industrial disturbance, act of the public enemy, war, riot, lightning, fire, storm, flood, earthquake, explosion, repair or maintenance, governmental regulation or restraint, inability to obtain any required governmental permits or authorizations, interruptions of firm transportation service, or any other cause, whether of the kind specifically enumerated above or otherwise, which is not reasonably within the control of the claiming party.

     p. The term "Facility Agreement" means that Facility Agreement dated June
     15, 2006 entered into between Transporter and Customer.

     q. The term "Gas" means natural gas that is received by Transporter from an
     Upstream Pipeline at the Receipt Point and re-delivered by Transporter to the Customer's Delivery Point, the quantity of which shall be determined on a Therm basis.

     r. The term "Lost and Unaccounted for Gas Quantity" means the difference between the sum of all input quantities of Gas received into Transporter's distribution system and the sum of all output quantities of Gas delivered from Transporter's distribution system, and shall include, but not be limited to, Transporter use gas, and gas vented and lost as a result of an event of Force Majeure.

     s. The terms "Month", and "Monthly" mean the period between meter read dates.

     t. The term "Natural Gas" means any mixture of hydrocarbons or of hydrocarbons and non-combustible gases, in a gaseous state, consisting essentially of methane.

     u. The term "Receipt Point" means the point at which the Upstream
     Pipeline's facilities are interconnected with Transporter's facilities. Gas volumes shall be physically measured at the Receipt Point.

     v. The term "Retention Quantity" means the amount, stated as a percentage, by which Gas received at a Receipt Point is reduced in order to compensate
     Transporter for the Lost and Unaccounted-for Gas Quantity. Title to the
     Retention Quantity shall vest in Transporter upon receipt at the Receipt
     Point(s) at no cost to Transporter and free and clear of all adverse claims and liabilities.

     w. The term "Therm" means one hundred thousand (100,000) British thermal units.

     x. The term "Transportation" or "Transportation Service" means the movement of Gas through Transporter's facilities from the Receipt Point(s) to the
     Delivery Point(s) under this Agreement.

     y. The term "Transportation Charge per Therm" or "Transportation Charge"
     means that portion of the amount to be paid Monthly by the Customer for
     Transportation Service which is a variable amount based upon the Therms which are actually delivered by Transporter to Customer, multiplied by the
     Transportation Charge Per Therm, as specified in the Negotiated Rate
     Agreement (as escalated in accordance therewith). The term "Transportation
     Charge per Therm" or "Transportation Charge" does not include "Additional
     Charges".

     z. The term "Upstream Pipeline" means any pipeline delivering, or to deliver, gas for transportation service to the Receipt Point(s). The
     Upstream Pipeline may include transmission facilities owned by Transporter, an affiliate of Transporter, or a third party.

3.   FORCE MAJEURE AND CURTAILMENT

     In the event of Force Majeure or Curtailment, the Customer agrees to limit its daily deliveries from Transporter to the amount specified by Transporter through its nominations process. Transporter agrees to use all possible diligence to remove any such limitation of Customer's daily deliveries as quickly as is possible.

4.   NOMINATIONS, SCHEDULING, BALANCING, AND ALLOCATIONS

     For purposes of billing and allocation of volumes, Transporter will be deemed to deliver to Customer a daily gas quantity equal to Customer's daily
Delivery Point volumes as measured at the Receipt Point. Transporter shall allocate daily Receipt Point volumes equal to Customer's daily Delivery Point volumes, grossed up for applicable Retention Quantity. Customer agrees to balance its nominations on a daily basis. During any Day that is a Critical Flow
Day, Customer will be subject to Critical Flow Day fees of $0.50 (Fifty Cents)
per therm, for daily Receipt Point allocated volumes that are greater than, or lesser than, the daily confirmed Receipt Point nomination, subject to an allowed tolerance of +/- 10% of the Receipt Point nomination. Should daily Receipt Point allocated volumes on a Critical Flow Day exceed the +/- 10% tolerance, then the entire volume above or below the confirmed Receipt Point nomination shall be subject to the $0.50 per therm fee.

     Each Gas Day under this Agreement, Customer or its agent shall submit receipt and delivery nominations of Gas, and Transporter shall confirm such nominations, according to the nomination provisions set forth below. Customer shall:

     For Transportation Services, submit nominations to Transporter by 11:30
a.m. Central Clock Time via Transporter's website, as directed by Transporter, at least one (1) Business Day

prior to the Day Gas is to flow.

     Include in the nomination the gross quantity of Gas in Therm's to be received by Transporter at the specified Receipt Point, and the net quantity to be delivered by Transporter at each specified Delivery Point. The gross Receipt
Point nominations less the Retention Quantity must equal the net Delivery Point nominations.

     Provide any required gas supply contract or gas supply agreement identifying numbers at the Receipt Point, and gas supply priority rankings, if applicable.

     Transporter reserves the right at its discretion to modify these nomination procedures from time to time, with notice to Customer.

     Customer acknowledges and agrees that Transporter is not responsible for eliminating any Imbalances in Gas volumes between Customer and any third party upstream or downstream of Transporter's Facilities, unless such imbalance is the result of Transporter's error or failure to perform under the terms of the
Agreement, nor is Transporter obligated to deviate from its standard operating and accounting procedures in order to reduce or eliminate any such third party imbalances, unless such imbalance is the result of Transporter's error or failure to perform under the terms of the Agreement.

     Nominations are subject to approval by Transporter based upon preservation of system operational integrity or if such nomination exceeds the specified MDDQ with the Customer. Transporter reserves the right to curtail Customer's deliveries in order to match Customer's confirmed nominations.

5.   OBLIGATION TO PROVIDE GAS SALES OR TRANSPORTATION SERVICE

     Customer understands and agrees that by taking Transportation Service, it is responsible for arranging its own Upstream Pipeline capacity and/or Gas supply. Customer may choose a Gas supplier from the qualified suppliers in the
Kinder Morgan, Inc. Choice Gas program or any other supplier of Customer's choosing. Customer acknowledges that it understands the terms and conditions under which its Gas supplier will provide Gas to the Receipt Point and that such
Gas supply may or may not be delivered to the Receipt Point on a firm basis.
Customer also understands and agrees that in the event of Gas curtailment or Gas supplier default, Transporter will not be responsible to supply Customer with
Gas.

6.   ELECTRONIC FLOW MEASUREMENT AND ASSOCIATED EQUIPMENT

     Condition Precedent: As a condition of service under this Agreement,
Customer must have suitable electronic flow measurement (EFM) equipment, as determined by Transporter, installed with respect to the Receipt Point meter.
All associated charges are included in Transporter's estimated cost referenced in Section 11 of the Facility Agreement, except Power and Telephone costs.

     Power and Telephone: Customer shall be directly responsible for the cost of the electric power supply (if needed) and telephone line, as dedicated solely for the EFM, and any other third party monthly costs associated with those services. Transporter shall have the right to refuse transportation service to
Customer until such telephone lines have been installed. Telephone lines installed on or after the Agreement Date must be land lines; cellular telephones will not be accepted for new installations.

     Volume Monitoring: Customer will be provided the ability to monitor the volume collected by the EFM via Transporter's website. However, Transporter's monthly volume statements shall be considered as the official custody transfer measurement.

     Equipment Outage: The Customer will maintain the telephone line and cause any interruption in service over the telephone line to be repaired as soon as possible. In the event that there is a communication failure, Customer shall immediately notify Transporter of such failure by calling 1-800-563-0012, and ask for Retail Dispatch. The parties shall work together to obtain EFM data until such failure is corrected. Further, if interruption of service occurs on the telephone line, the Customer will receive an additional twenty-four (24)
hours, for up to three (3) business days, to bring actual receipts or deliveries and nominations more closely into alignment.

     Overpressure Protection: Transporter may install regulation and relief devices where applicable, as determined by Transporter, to meet the regulatory obligations of its own pipeline facilities. These pressure devices should not be relied on by the Customer for operation of its own pipeline facilities.
Transporter will provide its overpressure protection calculation data, upon written request, to the Customer. This data will be provided as a courtesy only, and Customer acknowledges and agrees that Transporter's voluntary provision of such data to Customer is not intended to, nor should it be construed as,
Transporter's acceptance to provide overpressure protection to the Customer's facilities or impose upon Transporter any obligation whatsoever to provide any overpressure protection to the Customer's facilities. By acceptance of this
Agreement, Customer acknowledges and agrees that overpressure protection for any facilities downstream of the custody transfer point is Customer's sole responsibility. Customer acknowledges and agrees that Transporter shall not be liable for losses, claims or damages of any kind whatsoever, foreseeable or unforeseeable, that arise from or relate to Customer's reliance upon
Transporter's overpressure protection data and the content, errors, omissions, misinterpretations, or delays, associated therewith.

Upon Termination: Should this Agreement be terminated, Transporter may elect to relocate the

EFM equipment to other points on its system at its discretion. Transporter shall not make reimbursements for EFM installation(s) upon termination of this
Agreement.

7.   ADDITIONAL FACILITIES

     Except for those facilities so noted in the Facility Agreement, in no event shall Transporter be obligated to provide any Transportation Service for which
Capacity is not available or which would require the construction or acquisition of new facilities or the modification or expansion of existing facilities.

8.   GAS QUALITY AND UPSTREAM PIPELINE TARIFF REQUIREMENTS

     All natural gas tendered for transportation to Transporter for the account of the Customer at the Receipt Point(s) shall conform to the most restrictive gas quality specifications set forth in the tariff(s) of the Upstream
Pipeline(s) transporting the Customer's Gas upstream of the Receipt Point set forth on Appendix A, as those specifications are revised from time to time.
Transporter may refuse to receive on a non-discriminatory basis any gas for transportation that does not meet such quality specifications. Customer also agrees to comply with all applicable tariff provisions, rules, regulations, and service agreement provisions regarding transportation, delivery, and storage set forth in the tariff(s) of the Upstream Pipeline(s) transporting the Customer's
Gas upstream of the Receipt Point set forth on Appendix A, as those tariff provisions, rules, regulations, and service agreement provisions are revised from time to time. All such applicable tariff provisions, rules, regulations, and service agreement provisions, including definitions, are incorporated herein and made a part hereof by reference; provided, however, that the provisions of this Agreement shall govern in the event of any conflict with such applicable tariff provisions, rules, regulations, and service agreement provisions.

9.   TITLE, POSSESSION, TAXES AND LIABILITY

     The Customer or its agent, as the case may be, shall retain title to its gas throughout the period that the gas is in Transporter's possession and control. Transporter will not purchase or take title to the Customer's gas under this Agreement, but will take control and possession of the Customer's gas at the Receipt Point. The Customer grants to Transporter such authorizations as may be required to possess and control the Customer's gas, and to arrange for the receipt, transportation, commingling, and delivery of the Customer's Gas to the
Customer at the Delivery Point. The Customer warrants that it, or its agent, has title to the natural gas delivered hereunder and that the natural gas is free from liens and adverse claims of any kind. The Customer will save and hold
Transporter harmless from all loss, damage and expense due to adverse claims against Transporter for the title of the natural gas delivered hereunder. As between Transporter and the Customer, the Customer shall be deemed to be in control and possession of the natural gas, and responsible for any damage or injuries caused thereby until the natural gas is delivered at the Receipt Point, except for injuries and damage caused by the negligence or willful misconduct of
Transporter, and Transporter shall be deemed to be in control and possession of the natural gas and responsible for any damage or injuries caused thereby after the natural gas is delivered at the Receipt Point and before it is delivered to the Customer at the Delivery Point, except for injuries and damage caused by the negligence or willful misconduct of the Customer.

Neither party hereto shall be liable for incidental or consequential damages.

10.  ASSIGNMENT

     This Agreement shall be binding upon and inure to the benefit of any heirs, successor(s) and assigns to either Transporter or the Customer by merger, consolidation, acquisition or otherwise. This Agreement may not be assigned by
Customer to any other party without the express written consent of Transporter, which consent may not be unreasonably withheld by Transporter, except that
Customer may assign this Agreement to its lenders or their agent as collateral for indebtedness to construct Customer's Ethanol Plant near Atkinson, Nebraska and the lenders or their agent can further assign them to any successor operator of the plant in a foreclosure or agreement in lieu of foreclosure.

11.  INTERPRETATION AND PERFORMANCE

     The interpretation and performance of this Agreement shall be in accordance with the laws of the State of Nebraska.

12.  AGREEMENTS BEING SUPERSEDED

     When this Agreement becomes effective, it shall supersede and cancel any other transportation service agreements or similarly named agreements between the Parties for the same service, except the Facility Agreement and the
Negotiated Rate Agreement, both as defined and referenced herein. Such separate arrangements, if any, shall remain in place per the terms contained therein.

13.  CERTIFICATIONS

     By executing this Agreement, the Customer certifies that: (1) the Customer will install and will utilize gas-fired equipment with an aggregate gas consuming capability of 500 Therms per Day or more; (2) the Customer or its duly authorized agent will obtain title to, or will secure a contractual right to acquire such title to, the gas to be transported by Transporter; (3) the
Customer or its duly authorized agent has, or will have, entered into all arrangements necessary for the commitment of deliveries to Transporter.
Transporter may refuse to receive on a non-discriminatory basis any gas for transportation where the Customer or its duly authorized agent has failed to meet any one of these requirements. If Transporter so requests, the Customer must provide such proof.

14.  MISCELLANEOUS PROVISIONS

     Processing: Transporter shall have the right to process, or cause to be processed, Gas received from Customer, and title to all extracted liquid and liquefiable hydrocarbons and other products, including any methane lost or removed in the extraction process or required for fuel, shall pass to
Transporter at no cost, and Customer shall hold Transporter harmless and free and clear of adverse claims. It is expressly understood and agreed to by the
Parties that any condensate or "drips" that occur in Transporter's system are the property of and title thereto is

vested in Transporter.

     Right-of-Way. In order for Transporter to provide service to Customer,
Transporter owned facilities may be installed on Customer's property. In that event, Customer shall provide, at no charge or rental, a mutually acceptable and recordable right-of-way or easement. By executing this Agreement, Customer grants the right of ingress and egress, and permission for all appurtenances for the installation, operation, maintenance and replacement of Transporter's equipment for as long as Customer requires service from Transporter.

     Force Majeure: If either Party is rendered unable, wholly or in part, by reason of Force Majeure to carry out its obligations under this Agreement, it shall give notice to the other Party of the event of Force Majeure with reasonably full particulars; whereupon, the obligations of a Party claiming
Force Majeure so far as they are affected by the Force Majeure shall be suspended during, but not longer than, the continuance of the Force Majeure. The claiming Party shall use all possible diligence to remove the Force Majeure as quickly as possible. However, the requirement to remedy shall not require the settlement of strikes, walkouts, or other labor difficulty; all such difficulties shall be resolved entirely by the sole discretion of the claiming
Party. The obligation to make monetary payments under this Agreement shall not be suspended by reason of any event of Force Majeure.

     Severability: Any provision of this Agreement which is determined to be invalid or unenforceable will be ineffective to the extent of such determination without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such remaining provisions.

     Survival: The indemnification, warranties, liability and financial assurance provisions set forth herein shall survive any termination of this
Agreement.

     Amendments: Modifications or amendments to this Agreement shall only be valid and enforceable when made in writing and executed by both Parties hereto.

     Waiver: No waiver by either Party with respect to any breach or default, or of any right or remedy, shall be deemed to constitute a continuing waiver of any other breach or default, or of any such right or remedy, unless such waivers be expressed in writing signed by the Party to be bound.

     Entire Agreement: The entire Agreement is contained herein, and no statement or agreements, oral or written, made prior to or at the signing hereof, shall vary or modify the written terms hereof. The terms of this
Agreement shall not be varied, modified, explained or supplemented by evidence of usage of trade or course of performance or dealing.

     Binding Agreement: Exchange by facsimile transmission of this signed
Agreement or Appendix, Schedule, Exhibit, or any amendment hereto shall constitute evidence of a binding agreement which is legally enforceable.

     Regulatory Modifications: To the extent that the Transportation Service that is the

subject of this Agreement during the Term should become subject to regulation by any state or federal department, agency or other duly constituted authorities having jurisdiction, including any designated by the State of Nebraska, all terms and provisions contained or incorporated by reference into this Agreement and the Negotiated Rate Agreement, including the appendices thereto, will become subject to the provisions of any Transportation Service Agreement Rate Schedule
and any of the General Terms and Conditions on file with such department, agency or other duly constituted authorities having jurisdiction, and as the same may be legally amended or superseded, and any Rate Schedules and General Terms and
Conditions are by this reference made a part hereof. In the event of an action of any regulatory agency having jurisdiction over the subject matter of this
Agreement, which (a) was unanticipated by either party to this Agreement; (b)
directly affects the activities of the parties with regard to their obligations pursuant to this Agreement; (c) would result in actual, substantial and demonstrable cash loss to a party hereto, directly rendering that party's continued performance under this Agreement commercially impracticable, then, and in such event, the impacted party shall give notice to the other party with full particulars of such actions or events, including specific explanation and detail of the asserted commercial impracticality and cash loss. In the event of such notice, Customer and Transporter agree to negotiate in good faith in an effort to amend this Agreement to reasonably accommodate the impacted party. If the parties are unable to reach agreement notwithstanding such good faith negotiations within ninety (90) days from receipt of the aforesaid notice, then the impacted party shall have the right to terminate this Agreement and the
Negotiated Rate Agreement upon ninety (90) days written notice to the other party.